Exhibit 99.1

Sally Beauty Holdings, Inc. (NYSE:SBH) http://www.sallybeautyholdings.com/

DATE: March 19, 2019

Investor Relations and Media Inquiries Jeff Harkins 940.297.3877

Sally Beauty Completes Tender Offers for

Senior Notes

●  Over $60 Million of Senior Notes Tendered

●  Fiscal Year 2019 Deleveraging Efforts Continue

Denton, Texas – Sally Beauty Holdings, Inc. (NYSE: SBH) announced today the results of its cash tender offers (the “Tender Offers”) to purchase up to $100,000,000 in aggregate purchase price of 5.625 percent Senior Notes due 2025 (the “2025 Notes”) and 5.500 percent Senior Notes due 2023 (the “2023 Notes” and, together with the 2025 Notes, the “Notes”), in each case issued by its indirect wholly-owned subsidiaries Sally Holdings LLC and Sally Capital Inc. (collectively, “Sally Beauty”). The Tender Offers, which were made pursuant to an Offer to Purchase dated February 19, 2019 (the “Offer to Purchase”), expired at 12:00 midnight, New York City time, on March 18, 2019 (the “Expiration Date”).

“We are making excellent progress in our transformation, both with investments in the business and in our efforts to reduce our overall leverage levels. Completion of the tender offer is an important milestone in these efforts, which will continue throughout Fiscal Year 2019,” said Chris Brickman, president and chief executive officer.

According to information received from Global Bondholder Services Corporation, the Information and Tender Agent for the Tender Offer, as of the Expiration Date, approximately $57.5 million aggregate principal amount of 2025 Notes, and approximately $2.6 million aggregate principal amount of 2023 Notes, was validly tendered and not validly withdrawn in the Tender Offers.

All Notes that were validly tendered and not validly withdrawn prior to the Expiration Date have been accepted for purchase.

Holders whose Notes were validly tendered and not withdrawn at or before the Expiration Date will receive the applicable total consideration, which includes a payment of $30.00 per $1,000 principal amount of the Notes accepted for purchase. The settlement for Notes tendered after March 4, 2019 and prior to the Expiration Date is expected to take place on March 20, 2019, subject to the satisfaction or waiver of the conditions described in the Offer to Purchase under the heading “Terms of the Offers – Conditions of the Offers.”

The Tender Offers expired on the Expiration Date. No tenders submitted after the Expiration Date will be valid.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase.

The dealer manager for the Tender Offers is BofA Merrill Lynch (the “Dealer Manager”). Any questions regarding the terms of the Tender Offers should be directed to the Dealer Manager, BofA Merrill Lynch at (toll-free) 888-292-0070 or (collect) 980-388-3646. Any questions regarding procedures for tendering Notes should be directed to the Information Agent for the Tender Offers, Global Bondholder Services Corporation, toll-free at 866-924-2200 (banks and brokers call (212) 430-3774) or 65 Broadway, Suite 404, New York, NY 10006.

Copies of the Offer to Purchase are available from the Information Agent and Depositary and at the following web address: http://www.gbsc-usa.com/SBH/.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,129 stores, including 180 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany. Sally Beauty Supply stores offer up to 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. # # #

Statements in this news release which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2018, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.